Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Avinger, Inc., of our report dated March 15, 2023, relating to the financial statements and schedules of Avinger, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

San Francisco, California

January 10, 2024